Exhibit 10.28

Addendum B to Vendor exclusivity agreement between Kalisthenics and Targeted Medical

Pharma (TMP)

1.	During the term of this Agreement, Kalisthenics shall purchase Products from TMP at the average wholesale price (the “AWP”) as may be set from time to time by TMP, plus any applicable taxes and shipping (together, the “Gross Invoice Amount”). TMP shall issue an invoice with respect to each Product sold to Kalisthenics upon shipment of Products to Kalisthenics. Kalisthenics shall be entitled to a discount on the price of the Products on each invoice if such invoice is paid within certain timely pay discount terms described herein and is consistent with discounts provided to other vendors. The discounts shall be applied if payment is received by TMP within 45 days of Invoice Date. The “Net Invoice Amount” shall be the AWP minus any applicable timely payment discount under such invoices plus taxes and shipping. Any invoice not paid within discount terms shall be due and payable at Gross Invoice Amount three hundred and ninety (390) days from Invoice Date.

2.	This agreement provides for exclusivity for distribution of products as the sole distributor to Skilled Nursing Facilities and other Long Term Care Facilities in the state of California and non-exclusive rights for distribution outside California only and should not be construed to provide exclusivity of distribution to other entities including but not limited to physician’s offices, general pharmacies that do not supply Long Term Care facilities, and acute care hospitals.

3.	This addendum will be added to the previously signed agreement between Kalisthenics and TMP signed August 19, 2011

/s/ David Zeffren
David Zeffren
Senior Vice President, Kalisthenics, Inc.

9/19/2011
Date

/s/ William Shell
William Shell, MD
CEO, Targeted Medical Pharma

9/19/2011
Date